Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Separation Agreement”) is made by and between NEW YORK MORTGAGE TRUST, INC., a Maryland corporation (the “Company”), and DAVID A. AKRE (“Executive”).  The Company and the Executive may be referred to collectively herein from time to time as “the Parties.”

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of January 18, 2008, by and between the Company and Executive (the “Employment Agreement”); and

WHEREAS, Executive and the Company have mutually agreed that Executive’s employment with the Company shall terminate effective as of the Separation Date (as defined below) and that, effective immediately upon execution and delivery by the Parties of this Agreement, the Employment Agreement shall be terminated and shall have no further force or effect whatsoever; and

WHEREAS, this Separation Agreement shall supersede and replace in all respects any and all agreements and understandings between the Company and Executive relating to Executive’s employment by and/or separation from the Company, including but not limited to any provisions in the Employment Agreement that would, by their terms, survive the expiration of such Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

1.
Effective Date of Agreement.  This Separation Agreement shall become effective and enforceable on the eighth day after the Separation Date (as defined below) (the “Effective Date”).  Once effective, all of the terms, conditions, benefits and restrictions of this Separation Agreement shall be fully enforceable and binding on the Parties.

2.	Termination of Employment.

a.
Executive hereby resigns his employment and any and all positions he holds with the Company and each of its subsidiaries and affiliates, including but not limited to his positions as Co-Chief Executive Officer of the Company, a director of the Company, and any and all other positions he holds with the Company or any of its subsidiaries or affiliates, in each case effective as of the Separation Date (as defined below).  Effective on the Separation Date, the Executive shall have no further duties or responsibilities to be performed for the Company or any of its subsidiaries or affiliates, other than as specified herein, and shall have no authority to act or endeavor to act on behalf of the Company or any of its subsidiaries or affiliates for any reason whatsoever.  For purposes of this Separation Agreement, Executive’s “Separation Date” shall be February 3, 2009.

b.
Executive will not receive any compensation or benefits from the Company after the Separation Date, except as expressly hereinafter provided in this Separation Agreement.  Executive and the Company each acknowledges and agrees that valid consideration exists for the promises contained in this Separation Agreement.

3.	Consideration to Executive.

a.
The Company shall pay Executive’s accrued Annual Salary that is payable through and including the Separation Date in accordance with the Company’s normal payroll practices on the Company’s next succeeding payroll payment date following the Separation Date.

b.
The Company shall arrange through ADP, the Company’s payroll agent, for delivery to Executive, within one (1) business day after the Effective Date, of a check in the amount of $250,000 (Two Hundred and Fifty Thousand Dollars and No Cents), less applicable withholding taxes, made payable to the Executive (the “Separation Payment”).

c.
For the period from the Separation Date until the earlier of August 9, 2010 (the date that is 18 months after the Separation Date) and the date on which the Executive is eligible to receive similar coverage under another employer’s group health insurance plan, Executive shall be eligible to continue coverage for Executive and his dependents under the existing group health insurance plan maintained by the Company for the benefit of its officers and employees provided Executive timely provides the requisite election notice required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  During the period that Executive elects to continue such coverage, Executive shall pay the monthly premiums for such coverage and the Company shall reimburse such premium payments within five (5) business days after Executive presents evidence of payment to the Company.  Executive shall promptly notify the Company when Executive becomes eligible to receive similar coverage under another employer’s group health insurance plan.

d.
The Company agrees to reimburse Executive for the actual reasonable out of pocket business expenses incurred by the Executive in connection with the performance of his duties as Co-Chief Executive Officer of the Company prior to the date of this Agreement, subject to delivery by the Executive to the Company of receipts and other appropriate supporting documentation reasonably requested by the Company.

e.	Executive agrees that he will not retain any data or files that constitute Confidential Information (as hereinafter defined).

f.	The Executive understands and agrees that the payments payable to Executive under Sections 3(a), 3(b) and 3(c) will be treated by the Company as compensation expense.

4.	Waiver, Release of Claims, and Covenant Not to Sue.

a.
Executive, for himself, his agents, personal representatives, heirs and assigns, hereby unconditionally releases and forever discharges the Company and all of its affiliated entities and subsidiaries, as well as their respective officers, directors, partners, owners, employees, agents, representatives, financial advisors, predecessors and successors, and all of their respective affiliates, whether in their individual or representative capacities (collectively “Released Parties”), from any and all liability of every kind and nature whatsoever arising out of or connected in any way with Executive’s employment, or termination of employment, by the Company and any of its affiliates or subsidiaries, or any other matter relating to the Company or any of its affiliates or subsidiaries, or the business or assets of any of them, both as to matters now known and those discovered hereafter, including, without limitation, any and all claims for monetary relief, injunctive relief, attorney fees, costs, back pay or unpaid wages, fringe benefits, employment or reinstatement that could have been raised under common law, wrongful discharge, breach of any contractual rights, both express or implied, breach of any covenant of good faith and fair dealing, both express or implied, any tort, any claim of invasion of privacy, any legal restrictions on the Released Parties’ rights to terminate employees, and any federal, state, or other governmental statute, regulation, ordinance, or directive, specifically including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and state securities laws.  The foregoing also includes any and all claims Executive could have brought or could bring as a partner, member, director, officer or employee of any of the Released Parties and any and all claims Executive may have, in his capacity as a shareholder, with respect to events occurring prior to the Separation Date.  Executive covenants not to sue the Released Parties with respect to any of the released claims or potential claims described above.  The foregoing release does not waive or infringe Executive’s right to receive the payments and benefits described in Section 3 hereof.  Notwithstanding anything herein to the contrary, this Separation Agreement shall not impact or release any rights that Executive may have, under the bylaws of the Company, applicable insurance policies of the Company, including but not limited to the Company’s existing director and officer liability insurance policy, and/or under applicable law, to indemnification with respect to liabilities, costs, losses and claims arising from or related to Executive’s service as an officer, director or employee of the Company, any parent, subsidiary or affiliate of the Company, or any of the Released Parties.

b.
The Company hereby unconditionally releases and forever discharges Executive, his agents, personal representatives, heirs and assigns, from any and all liability whatsoever for any acts, occurrences or omissions arising out of or connected in any way with Executive’s performance or discharge of his duties as a director or officer of the Company, employment, prospective employment, or termination of employment by the Company and any of its affiliates or subsidiaries, or any other matter relating to the Company or any of its affiliates or subsidiaries, or the business or assets of any of them, both as to matters now known and those discovered hereafter, except to the extent that the Executive has engaged in any fraudulent or criminal conduct in the performance of his duties while employed by the Company (the “Released Claims”); provided, however, the Released Claims shall not include, and the Company is not releasing the Executive for liability with respect to, existing third party claims against the Company for which the Executive is not entitled to receive indemnification from the Company in accordance with the Company’s Charter, Bylaws or Maryland law.  Except as provided in the immediately preceding sentence, the Released Claims shall include, without limitation, any and all claims for monetary relief, injunctive relief, attorney fees, costs and claims the Company could have brought or could bring against Executive as a shareholder, partner, member, director, officer or employee of any of the Released Parties.  The Company covenants not to sue the Executive with respect to any of the Released Claims except to the extent that the Company determines in good faith that the Executive has engaged in any fraudulent or criminal conduct in the performance of his duties while employed by the Company; provided, that the Company will reimburse Executive for all reasonable attorneys fees and other defense costs if the Company brings suit against Executive alleging fraudulent or criminal conduct and Executive is successful on the merits in defending the action as determined by a final non-appealable order.

c.
The Parties expressly understand and agree that the waivers, releases and covenants not to sue set forth in clauses (a) and (b) above do not preclude either Party from acting to enforce the terms, conditions, rights, obligations and requirements of this Separation Agreement as provided herein.

d.
This Separation Agreement is intended by the Parties to comply with the requirements of the Older Workers Benefits Protection Act (29 U.S.C. § 626(f)).  To that end the Parties acknowledge that (a) Executive has read and understands the terms of this Separation Agreement and he accepts them knowingly and voluntarily, (b) the claims released by Executive pursuant to this Separation Agreement include claims arising under the Age Discrimination in Employment Act (29 U.S.C. § 626 et. seq.), (c) Executive does not waive any of his rights or claims that may arise after the date this Separation Agreement is effective, (d) the consideration provided in Section 3 of this Separation Agreement in exchange for Executive’s release of claims is in addition to anything of value which Executive is already entitled to receive from the Company, (e) Executive has been advised in writing to consult with an attorney prior to signing this Separation Agreement, (f) Executive has been given a period of up to 21 days in which to consider the terms of this Separation Agreement, and (g) Executive has a period of 7 days following the date he signs this Separation Agreement to revoke it, and the Separation Agreement shall not become effective or enforceable until the revocation period has expired, as provided for in Section 1 herein.

5.
Nondisclosure of Confidential Information.  Executive shall keep confidential all secret or Confidential Information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses and properties, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies, except for secret or Confidential Information, knowledge or data which becomes public knowledge (other than as a result of any act by the Executive or any representatives of the Executive in violation of this Separation Agreement).  Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  The agreement made in this Section 5 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon the Executive in respect of confidential information of the Company.  “Confidential Information,” as used in this Separation Agreement, means any and all confidential information (whether recorded in documentary form or by electronic or other means) relating to the properties, business methods, corporate plans, business plans, strategic plans, employee information (including compensation, qualifications, and utilization), management systems, finances, existing or developing business opportunities, processes under development or development projects of the Company or any of its affiliates or subsidiaries, or relating to the marketing or sales of any past, present or future property or asset of any of them.  Confidential Information also includes any other information in respect of which the Company owes an obligation of confidentiality to any third party, knowledge of which Executive acquired at any time during his employment by the Company or any of its affiliated companies and which is not readily ascertainable to persons not connected with the Company either at all or without significant expenditure of labor, skill or money.  Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Executive or any of his representatives, or (b) becomes available to Executive on a non-confidential basis from a person other than the Company or any of its representatives who is not known by Executive to be bound by a confidentiality agreement with the Company or any of its affiliates.  The nondisclosure obligation set forth in this Paragraph is in addition to any fiduciary duties of Executive to maintain the confidentiality of the Company’s Confidential Information and, to the extent not otherwise provided herein, the Company’s trade secrets.

6.
Consultation in Advance of Action.  Before Executive engages in any action which may reasonably be construed as a violation of this Separation Agreement, or as to which Executive believes the application of the Separation Agreement is not clear, specifically including the provisions of Section 5 above, Executive agrees to contact and confer with the Chief Executive Officer of the Company, or his designee, regarding Executive’s intended action, to make a good faith effort to avoid a violation, and to discuss the availability of alternative courses of action that would not result in a violation.  Both Parties agree to engage in such discussions in good faith.

7.
Injunctive and Contractual Relief.  Executive understands and agrees that the covenants contained in Sections 5 and 16 are special, unique and of an extraordinary character.  Because of the difficulty of measuring economic losses to the Company as a result of a breach of these covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, in the event of any default, breach or threatened breach of these covenant by Executive, the Company shall be entitled to institute and prosecute legal proceedings to enforce its rights hereunder, and shall be entitled specifically to injunctive relief and to such other and further relief as may be available to the Company at law and/or in equity.  Executive hereby waives any right to require the posting of a bond in the event the Company seeks injunctive and/or other equitable relief to enforce this Separation Agreement.  The rights, obligations and remedies provided in this section shall be in addition to, and not in lieu of, any rights, obligations and/or remedies imposed by applicable law under statutes enforcing the protection of trade secrets and other confidential and proprietary information.

8.
Covenant to Cooperate in Legal Proceedings.  The Executive agrees to cooperate in good faith with and provide reasonable assistance to the Company, upon its reasonable request, with respect to the defense or prosecution of any litigation, investigation or other legal proceeding involving the Company.

9.
Severability.  The Parties understand and agree that every Section, and each subpart, sub-paragraph or provision therein, of this Separation Agreement is separable, severable and divisible from the rest of the Separation Agreement.  If any Section, subpart, sub-paragraph or provision herein is ruled invalid, illegal, unenforceable or void by any arbitrator, regulatory agency or court of competent jurisdiction, the Parties understand and agree that the remainder of this Separation Agreement shall continue to be enforceable to the fullest extent permitted by law.  If the Company defaults on any its payment obligations to the Executive hereunder and fails to correct such default within 48 hours after receiving written notice of the default from the Executive, the Executive shall have no further obligations under this Agreement; provided, however, if the Company does not make a payment to Executive hereunder because the Company disputes in good faith its obligation to make such payment as a result of a failure on the part of Executive to comply with his obligations under this Agreement, then the failure to make such payment shall not be deemed to be a payment default hereunder unless and until such dispute is resolved in favor of the Executive.

10.
Choice of Governing Law and Venue.  The Parties (a) understand and agree that the validity, interpretation, construction and performance of this Separation Agreement, as well as the rights of the Parties under this Separation Agreement, shall be governed in accordance with the laws of the State of New York, without regard to its conflicts of law principles; and (b) irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of New York and federal courts sitting in the State of New York with respect to all actions and proceedings arising out of or relating to this Separation Agreement and the transactions contemplated hereby.

11.
Full Integration.  This Separation Agreement constitutes the entire agreement between the parties regarding the resignation of Executive’s employment with the Company.  It fully supersedes any and all prior oral or written representations, communications or agreements between the parties pertaining to its subject matter, including the Employment Agreement.  The Parties understand and agree that by executing this Separation Agreement, the Parties mutually and voluntarily release one another from each and every of their respective rights and obligations under the Employment Agreement and agree that the Employment Agreement shall be void and shall have no further force or effect whatsoever.  The Parties further acknowledge that no written or oral representations inconsistent with or additional to the terms and conditions of this Separation Agreement have been made or reached.  Except as provided herein, the parties further agree that no modification, amendment or waiver of any of the provisions of this Separation Agreement shall be effective unless made in writing, specifically referring to this Separation Agreement, and signed by Executive and the Company.

12.
Disputes.  Each Party to this Separation Agreement shall be entitled to seek any and all relief to which it or he, as applicable, is entitled with respect to any violation or threatened violation by the other Party of this Separation Agreement.  Except as otherwise set forth herein, in the event a Party institutes any proceeding to enforce his or its legal rights under, or to recover damages for breach by the other Party of, this Separation Agreement, the prevailing Party shall be entitled to recover from the other Party any actual expenses for attorney’s fees and disbursements incurred by such prevailing Party.

13.
No Waiver.  The Parties acknowledge and agree that the failure to enforce at any time any of the provisions of this Separation Agreement or to require at any time performance by any party of any of the provisions hereto shall in no way be construed as a waiver of such provision or affect the validity of this Separation Agreement or any part thereof, or the right of each party thereafter to enforce each and every provision in accordance with the terms of this Separation Agreement.

14.
Assignability.  This Separation Agreement is not assignable by Executive but is assignable by the Company.  This Separation Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.  The Company agrees to cause its successors and assigns to assume the Company’s liabilities and obligations set forth in this Separation Agreement.

15.
Non-Disclosure of Agreement.  The Parties agree to keep any and all matters relating to this Separation Agreement, including its existence, terms and the negotiations and circumstances which led to this Separation Agreement, confidential such that they will not disclose such matters to any person or entity at any time; provided that (1) the Company may disclose such matters to (i) any of its officers, directors, partners, owners, agents, auditors, representatives and employees (and their respective advisors), to the extent necessary to implement this Separation Agreement, (ii) any prospective purchaser of the Company’s business in order to comply with the Company’s disclosure obligations to or due diligence requests by any prospective purchaser of the Company’s business, (iii) through filings with the Securities and Exchange Commission in order to comply with its public company reporting and disclosure obligations, and (iv) any party to the extent required by law, and (2) Executive may disclose this Separation Agreement to his counsel, his tax and financial advisors and his immediate family members, and the Executive may discuss his separation from the Company and this Separation Agreement with persons with whom he has a personal relationship to the extent such persons inquire of him regarding these matters so long as the Executive does not misrepresent in any manner the terms of his separation.

16.
Non-Disparagement.  The Parties agree that they will not take any action or make any comment which impugns, defames, disparages, criticizes, negatively characterizes or casts in an unfavorable light, the other.  Executive’s obligation under this Paragraph shall apply to the Company and to the Released Parties, including their officers, directors, management, employees, agents and other representatives.  Executive agrees not to voluntarily provide assistance or information to any person or entity pursuing any claim, charge or complaint against the Company, except that nothing herein shall be interpreted to limit Executive’s right to confer with counsel or to provide truthful testimony pursuant to subpoena or notice of deposition or as otherwise required by law.

17.	Counterparts. This Separation Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes.

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Both Parties have read this Separation Agreement, understand and agree to its terms and enter into it voluntarily.  By signing below, Executive acknowledges that he is receiving a signed copy of this Separation Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement to be signed as of the day and year first below written.

NEW YORK MORTGAGE TRUST, INC.

/s/ Steven R. Mumma
Date: February 3, 2009	By:	Steven R. Mumma
	Title:	Chief Executive Officer

Date: February 3, 2009	/s/ David A. Akre
DAVID A. AKRE